                                                                   Exhibit 12.1
CENDANT CORPORATION
Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividend

                                                                                                    PRO FORMA
                                                   HISTORICAL                              --------------------------
                                 -------------------------------------------------------   PRIOR TO THE GIVING EFFECT
                                                FOR THE YEAR ENDED                           PROPOSED       TO THE
                                 ------------------------------------------------------- CENDANT MERGER CENDANT MERGER
                                    1992      1993      1994      1995          1996          1996          1996
                                 ---------- --------- --------- ----------  ------------ -------------- --------------
Income before income taxes,
 and extraordinary loss.........   $236,949  $365,930   $464,332 $503,332     $  713,670   $  797,003     $  784,165
Plus: Fixed charges.............    239,343   217,431    238,610  295,214        345,421      370,515        471,225
Less: Capitalized interest......         --      (440)      (246)      --           (560)        (560)          (560)
Less: Preferred stock dividend..         --       --          --        --            --           --         (6,875)
                                 ---------- ---------    -------  --------  ------------ ------------   ------------
Earnings available to cover
 fixed charges and preferred
 stock dividends................  $ 476,292  $582,921   $702,696 $798,546     $1,058,531   $1,166,958     $1,247,955
                                 ========== =========   ======== =========  ============ ============  ===============
Fixed charges (1):
Interest including amortization
 of deferred loan costs.........   $225,590  $198,847   $219,815 $273,174     $  317,127      339,892     $  430,671
Capitalized interest............         --       440        246       --            560          560            560
Interest portion of rental
 payment........................     13,753    18,144     18,549   22,040         27,734       30,063         33,119
Preferred stock dividend........         --        --         --       --             --           --          6,875
                                 ---------- ----------   -------- --------  ------------ ------------  ---------------
     Total combined fixed
      charges and preferred
      stock dividend............   $239,343  $217,431   $238,610 $295,214     $  345,421   $  370,515     $  471,225
                                 ========== =========   ======== =========  ============   ==========  ===============
Ratio of earnings to combined
 fixed charges and preferred
 stock dividend (1).............      1.99x     2.68x      2.94x    2.70x          3.06x        3.15x          2.65x
                                 ========== =========   ========= ========  ============   ==========  ===============

                                  HISTORICAL     PRO FORMA
                                 ------------ --------------
                                              GIVING EFFECT
                                                  TO THE
                                              CENDANT MERGER
                                              --------------
                                     NINE MONTHS ENDED
                                     SEPTEMBER 30, 1997
                                ----------------------------
Income before income taxes,
 and extraordinary loss.........   $  747,230      $  758,675
Plus: Fixed charges.............      300,697         374,063
Less: Capitalized interest......           --              --
Less: Preferred stock dividend..           --          (5,156)
                                 ------------    ------------
Earnings available to cover
 fixed charges and preferred
 stock dividends................   $1,047,927      $1,127,582
                                =============    ============
Fixed charges (1):
Interest including amortization
 of deferred loan costs.........   $  277,184      $  341,356
Capitalized interest............           --             --
Interest portion of rental
 payment........................       23,513          27,551
Preferred stock dividend........           --           5,156
                                 ------------    ------------
     Total combined fixed
      charges and preferred
      stock dividend............   $  300,697      $  374,063
                                =============    ============
Ratio of earnings to combined
 fixed charges and preferred
 stock dividend (1).............        3.48x           3.01x
                                =============    ============

(1) The ratio of earnings to combined fixed charges and preferred stock dividend is computed by dividing income before income taxes and extraordinary items plus fixed charges, less capitalized interest by combined fixed charges and preferred stock dividends. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). Preferred stock dividends represents dividends at the annual rate of 3.125% per share of Cendant Series A Preferred Stock.